EXHIBIT 10.2

LAKE SHORE SAVINGS BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

This Supplemental Executive Retirement Plan Agreement (the “Agreement”) is made and entered into this 16th day of December, 2024, by and between Lake Shore Savings Bank, a federally-chartered savings bank having its principal place of business at 128 East 4th Street, Dunkirk, New York 14048 (the “Bank”), and Kim C. Liddell, a resident of the Commonwealth of Virginia (the “Executive”).  Any reference to the “Company” shall mean Lake Shore Bancorp, Inc., the parent corporation of the Bank.

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time. The Executive is fully advised of the Bank’s financial status.

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1
“Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”), as consistently applied in accordance with past practices at the Bank, for the Bank’s obligation to the Executive under this Agreement.

1.2
“Annuity Contract” means the following: For purposes of satisfying its obligations to provide benefits under the Agreement and any Amendment, the Bank has invested in Deferred Annuity Contracts issued by National Western and Nationwide Financial, contracts #01E7020650 and #073004547, (the “Annuity Contracts”), which includes lifetime benefit riders or similar lifetime benefit features. The Bank is the sole owner of the Annuity Contracts and shall have the right to exercise all incidents of ownership, shall be the beneficiary of any death proceeds and shall at all times be entitled to the Annuity Contract's cash surrender value. Notwithstanding any provision hereof to the contrary, the Bank shall have the right to sell or surrender any Annuity Contract without terminating the Agreement and any Amendments, provided the Bank replaces the Annuity Contract with a comparable annuity policy or asset of comparable value which provides for a similar lifetime benefit feature. Without limitation, the Annuity Contracts at all times shall be the exclusive property of the Bank and shall be subject to the claims of the Bank's creditors.

1.3	“Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.

1.4
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.6
“Change in Control” shall have the meaning specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank and/or Lake Shore Bancorp, Inc.  If the Executive is not a party to a severance or employment agreement containing a definition for change in control, then Change in Control, for purposes of this Agreement, means a change in the ownership or effective control of the Bank or the Company, or in the ownership of a substantial portion of the assets of the Bank or the Company, as such change is defined in Code Section 409A and regulations thereunder.

1.7	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.8
“Disability” shall have the meaning specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank and/or Lake Shore Bancorp, Inc.  If the Executive is not a party to a severance or employment agreement containing a definition for termination for disability, then Disability, for purposes of this Agreement, means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees or directors of the Bank provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.9
“Early Termination” means Separation from Service before attainment of Normal Retirement Age except when such Separation from Service occurs within twelve (12) months following a Change in Control or due to death, Disability or Termination for Cause.

1.10	“Effective Date” means April 24, 2023.

1.11	“Normal Retirement Age” means age sixty-seven (67).

1.12	“Plan Administrator” means the Board of the Bank or such committee or person as the Board shall appoint.

1.13
“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.14
“Separation from Service” means termination of the Executive’s employment with the Bank for reasons other than death. Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

1.15	“Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Article 2 or 3.

1.16
“Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.17
“Termination for Cause” shall have the meaning specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank and/or Lake Shore Bancorp, Inc.  If the Executive is not a party to a severance or employment agreement containing a definition for termination for cause, then Termination for Cause, for purposes of this Agreement, means the Bank and/or Lake Shore Bancorp, Inc. terminates the Executive’s employment causing a Separation from Service for any of the following reasons –

(a)	Gross negligence or gross neglect of duties to the Bank;
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or
(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.
Article 2
Distributions During Lifetime

2.1
Normal Retirement Benefit. Upon Separation from Service after attaining Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1
Amount of Benefit. The annual benefit under this Section 2.1 is the annual amount that is paid from the Annuity Contracts, as defined herein, through the lifetime benefit rider or similar lifetime benefit feature as of the date of Separation from Service.

2.1.2
Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years, unless extended pursuant to Section 2.8 hereof.

2.2	Early Termination Benefit. If Early Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1
Amount of Benefit. The annual benefit under this Section 2.2 is an amount equal to the amount that is paid from the Annuity Contracts, as defined herein, through the lifetime benefit rider or similar lifetime benefit feature.

2.2.2
Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years, unless extended pursuant to Section 2.8 hereof.

2.3
Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age which results in Separation from Service, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1
Amount of Benefit. The annual benefit under this Section 2.3 is an amount equal to the amount that is paid from the Annuity Contracts, as defined herein, through the lifetime benefit rider or similar lifetime benefit feature.

2.3.2
Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years, unless extended pursuant to Section 2.8 hereof.

2.4
Change in Control Benefit. If a Change in Control occurs prior to Normal Retirement Age and is followed within twelve (12) months by the Executive’s Separation from Service without Cause or for Good Reason (as that term is defined in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank), the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1
Amount of Benefit. The annual benefit under this Section 2.4 is an amount equal to the greater of (a) Two Hundred Eighty-Nine Thousand One Hundred Seventy-Eight Dollars ($289,178); or (b) the amount that is payable from the Annuity Contracts, as defined herein, through the lifetime benefit rider or similar lifetime benefit feature.

2.4.2
Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years, unless extended pursuant to Section 2.8 hereof.

2.5
Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.5 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to Separation from Service are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Executive in a manner that conforms to the requirements of Code section 409A. Any such distribution will decrease the Executive’s benefits distributable under this Agreement.

2.7
Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend this Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;
(b)
must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the amendment is made.
2.8
Extension of Benefits. In the event that benefits become payable in accordance with the Agreement under Sections 2.1, 2.2, 2.3 or 2.4 and (i) if such benefit payments have been paid for a total of One Hundred Eighty (180) payments (the “Original Payment Period”) and (ii) the Executive is currently living at the end of the Original Payment Period, then such benefit payments shall continue beyond the Original Payment Period for the remainder of the Executive’s life. Such additional benefit payments will be made in equal monthly installments commencing on the first day of the month following the final payment of the Original Payment Period. The Bank and Executive both acknowledge that the continuation of benefits hereunder beyond the Original Payment Period is a new and separate benefit and such benefit shall only be payable following the Original Payment Period if the Executive is alive at such time and shall cease at the Executive’s death.

Article 3
Distribution at Death

3.1
Death During Active Service. If the Executive dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of any benefit under Article 2.

3.1.1
Amount of Benefit. The annual benefit under this Section 3.1 is the Pre-Retirement Death Annual Benefit set forth on Schedule A. If death occurs in the middle of a Plan Year, the annual benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during such partial Plan Year. This amount will be added to the Annual Benefit amount at the end of the preceding Plan Year on Schedule A.

3.1.2
Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the fourth month following the Executive’s death. The annual benefit shall be distributed to the Beneficiary for fifteen (15) years. The Beneficiary shall be required to provide to the Bank the Executive’s death certificate.

3.2
Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

Article 4
Beneficiaries

4.1
In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.

4.2
Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4
No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefit shall be paid to the Executive’s estate.

4.5
Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 5
General Limitations

5.1
Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s employment with the Bank is terminated by the Bank or an applicable regulator due to a Termination for Cause.

5.2
Suicide or Misstatement. No benefit shall be distributed if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3
Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.4
Regulatory Restrictions. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

5.5
Forfeiture Provision. The Executive shall forfeit any non-distributed benefits under this Agreement if within twelve (12) months following a Separation from Service, the Executive, violates the applicable restrictive covenants found in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank and/or Lake Shore Bancorp, Inc.  If the Executive is not a party to a severance or employment agreement containing a definition for change in control, then the Executive shall forfeit any non-distributed benefits under this Agreement if within twelve (12) months following a Separation from Service, the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i)
becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services in any city, town or county in which the Executive’s normal business office is located or the Bank or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the date of the termination of the Executive’s employment;

(ii)
becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services in any city, town or county in which the Executive’s normal business office is located or the Bank or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the date of the termination of the Executive’s employment;

(iii)	assists, advises, or serves in any capacity, representative or otherwise, any third party in any action against the Bank or transaction involving the Bank;

(iv)
sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Bank, to the knowledge of the Executive provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the one (1) year period immediately prior to the termination of the Executive’s employment;

(v)
divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Bank, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers, of the Bank, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects’ or other work developed for the Bank, earnings or other information concerning the Bank. The restrictions contained in this subparagraph (v) apply to all information regarding the Bank, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

Article 6
Administration of Agreement

6.1
Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2
Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

6.3
Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4
Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

6.5
Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Executive’s death, Disability or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

6.6
Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7
Claims And Review Procedures

7.1
Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1
Initiation — Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2
Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, which an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3
Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of this Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
7.2	Review Procedure. If the Plan Administrator denies part or the entire claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

7.2.1
Initiation — Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2
Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3
Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4
Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, which an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5
Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of this Agreement on which the denial is based;
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

7.3 Disability Claims Procedure.

7.3.1
Each person having or claiming an interest in this Agreement shall have the right to submit a claim with respect to a benefit under this Section 7.3 if the benefit is Disability-related or under Section 7.1 if not Disability-related. Such claim shall be in writing addressed to the Bank and shall be delivered personally or by certified or registered mail, return receipt requested. The claim shall state with particularity:

(a)	the benefit claimed;

(b)	the provisions of the Agreement upon which the claimant relies in support of his claim; and

(c)	all facts believed to be relevant in connection with such claim.

Within forty-five (45) days from receipt of the claim, a decision on the merits thereof shall be reached and communicated to the claimant. An extension of up to thirty (30) days beyond the initial 45-day period may be made if the Bank determines that such extension of time is required. Failure to so notify the claimant shall be deemed to be a denial of the claim.

7.3.2
In the event that the decision amounts to a denial of the claim in whole or in part, such decision shall be in writing, written in a culturally and linguistically appropriate manner, addressed to the claimant and shall be delivered personally or by certified or registered mail, return receipt requested, setting forth the following:

(a)	the reason or reasons for rejection of the claim;

(b)
the particular provisions of the Agreement relied upon in reaching such adverse benefit determination and including specific internal rules, guidelines, protocols, standards or other similar criteria of the Agreement relied upon in making the adverse benefit determination;

(c)	a description of any additional information needed from the claimant to perfect such claim and the reason as to why such additional information is needed;

(d)	a statement outlining the review procedure available hereunder; and

(e)	a discussion of the decision, including an explanation of the basis for disagreeing with or not following:

(i)	the views presented by the claimant to the Bank of health care professionals treating the claimant and vocational professionals who evaluated the claimant;

(ii)
the view of medical or vocational experts whose advice was obtained on behalf of the Bank in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(iii)	a disability determination regarding the claimant presented by the claimant to the Bank and made by the Social Security Administration.

The decision will include a statement as to whether or not an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse benefit determination, and if so relied upon, either the specific rule, guideline, protocol, or other similar criterion shall be provided to the claimant free of charge, or the claimant shall be informed that such rule, guideline, protocol, or other criterion shall be provided free of charge upon request. If the adverse benefit determination is based on an exclusion or limit (such as a medical necessity requirement or an experimental treatment exclusion), the claimant shall be provided with an explanation of the scientific or clinical judgment, applying the terms of the Agreement to the claimant’s circumstances, or the claimant shall be informed that such explanation shall be provided free of charge upon request.

The decision will include a statement that the claimant is entitled to receive (free of charge) copies of all documents, records, and other information relevant to the claimant’s claim for benefits.

7.3.3
Where a claim has been rejected, or where the claimant has not received notice of a decision as provided under Section 7.3.2 within the forty-five (45) day period (and any extension thereof) specified in Section 7.3.2, the claimant shall have the right, within forty-five (45) days after either the date he receives the notice that his claim has been rejected in whole or in part or the last day of the forty-five (45) day period if he received no notice (provided that this shall not release the Bank from the duty to give such notice):

(a)	to appeal therefrom by delivering a written request to the Bank, either personally or by certified or registered mail, return receipt requested;

(b)	to request pertinent documents; and

(c)	to submit issues and comments in writing.

7.3.4
The Bank shall fully and fairly review the claim and shall have complete discretion to render a decision with respect to the merits of the claim and a notice of the decision, written in a culturally and linguistically appropriate manner, shall be delivered personally or by certified or registered mail, return receipt requested, to the claimant. The entire review will be completed within a 45-day period. An extension of up to forty-five (45) days beyond the initial 45-day period may be made if the Bank determines that such extension of time is required. The decision shall include:

(a)	the specific reason or reasons for the adverse benefit determination;

(b)	reference to the specific Agreement provisions on which the benefit determination is based;

(c)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(d)
a statement of the claimant’s right to bring an action under Section 502(a) of ERISA and a description of any applicable contractual limitations period that applies to the claimant’s right to bring to such an action, including the calendar date on which the contractual limitations period expires for the claim;

(e)	a discussion of the decision, including an explanation of the basis for disagreeing with or not following:

(i)	the views presented by the claimant to the Bank of health care professionals and vocational professionals who evaluated the claimant;

(ii)
the views of medical or vocational experts whose advice was obtained on behalf of the Bank in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(iii)	a disability determination regarding the claimant presented by the claimant to the Bank and which was made by the Social Security Administration.

If a claim is denied due to medical judgment, the reviewer will consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The healthcare professional consulted will not be the same person consulted in connection with the initial benefit decision (nor be the subordinate of that person). The decision on review also will identify any medical or vocational experts who advised the reviewer in connection with the benefit decision, even if the advice was not relied upon in making the decision. The decision will include a statement as to whether or not an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse benefit determination, and if so relied upon, either the specific rule, guideline, protocol, or other similar criterion shall be provided to the claimant free of charge, or the claimant shall be informed that such rule, guideline, protocol, or other criterion shall be provided free of charge upon request. If the adverse benefit determination is based on an exclusion or limit (such as medical necessity requirement or an experimental treatment exclusion), the claimant shall be provided with an explanation of the scientific or clinical judgment, applying the terms of the Agreement to the claimant’s circumstances, or the claimant shall be informed that such explanation shall be provided free of charge upon request.

Notwithstanding the foregoing, the Bank will provide the claimant, prior to issuing an adverse benefit determination on appeal, any new or additional evidence or any new or additional rationale considered, relied upon, or generated by the Bank, an insurer, or other person making the benefit determination in connection with the claim sufficiently in advance of the date of determination to provide the claimant a reasonable opportunity to respond.

7.3.5
If the claimant believes the Bank has failed to adhere to the requirements of this section with respect to his claim, and that the claimant should be relieved of any duty to exhaust all administrative remedies, then the claimant may request a written explanation of the violation from the Bank, to be provided by the Bank within ten (10) days of receipt of the request.

7.3.6	For purpose of this Section 7.3 and Sections 7.1 and 7.2, the term “adverse benefit determination” has the meaning provided under the applicable law or regulation.

Article 8
Amendments and Termination

8.1
Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

8.2
Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. The benefit shall be the Accrual Balance as of the date this Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:

(a)
Simultaneously with or within twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank’s arrangements which are substantially similar to this Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination. Upon such a termination, the Bank shall distribute the benefit set forth in Section 2.4 to the Executive in a lump sum subject to the above terms; or

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical. Upon such a termination, the Bank shall distribute the Accrual Balance, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms; or

(c)
Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement. Upon such a termination, the Bank shall distribute the Accrual Balance, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.

Article 9
Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

9.2
No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank nor interfere with the Bank’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4
Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of New York, except to the extent preempted by the laws of the United States of America.

9.6
Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7
Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8
Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9
Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10
Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

9.12
Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

9.13
Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

Lake Shore Savings Bank
128 East Fourth Street
Dunkirk, New York 14048

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

9.14
Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

9.15
Compliance with Section 409A. Each payment made under Section 2 shall be treated as a “separate payment”, as defined in Treasury Regulation 1.409A-2(b)(2), for purposes of Code Section 409A.  None of the payments under this Agreement are intended to result in an inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code.  The parties intend to administer and interpret this Agreement to carry out such intentions.  However, the Bank does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE	LAKE SHORE SAVINGS BANK
/s/ Kim Liddell	/s/ Kevin M. Sanvidge By: Kevin M. Sanvidge
Kim Liddell	Title: Chairman of the Board